BBK
                                    ---

                    CORPORATE STRATEGIC REVITALIZATION
                          & FINANCIAL CONSULTING



August 2, 2000

Mr. Joseph H. Kiser
Chairman of the Board of Directors
Vari-L Company, Inc.
4895 Peoria Street
Denver, CO  80239

SUBJECT:  BBK ENGAGEMENT LETTER

Dear Mr. Kiser:

     Based on my recent discussion with Ms. Sarah L. Booher, a member of the Board of Directors of Vari-L Company, Inc. ("Vari-L" of the
"Company"), this letter will serve to confirm the engagement of BBK, Ltd. ("BBK") by the Company to perform certain services as independent professionals. We are pleased to have the opportunity to provide financial consulting and related services to you and are confident that you will be pleased with the services described in this letter.

     BBK provides a full range of financial and management consulting services to our clients. BBK's staff consists of Certified Turnaround Professionals, Certified Public Accountants, professionals experienced in operational and financial consulting throughout the United States, Canada and Mexico and a support staff that facilitates thorough and timely documentation of the services being performed.

     The services that BBK will perform are listed below.

1. Peter Pappas, a Principal and an employee of BBK, will serve as the interim Chief Executive Officer ("Interim CEO") of the Company until such time that the Board of Directors of the Company notifies Mr. Pappas in writing that his services as the Interim CEO are no longer required.

2. Tim Skillman, a Principal and an employee of BBK, will assist the Company on an as needed basis in various matters as an advisor to the Company.

3. BBK will provide a BBK employee to serve as the interim Chief Financial Officer ("Interim CFO") of the Company until such time that the Board of Directors of the Company notifies that Interim CFO in writing that his or her services as the Interim CFO are no longer required.

4. BBK will provide such other services as may be required or requested by the Board of Directors of Vari-L from time to time.

     It is our understanding that BBK is being retained by you as confidential independent financial advisors, and BBK (and any officers, stockholders, principals, employees or representatives thereof) accepts no responsibility regarding the accuracy and/or completeness of financial information and other reports not prepared by us or based in whole or in part upon inaccurate and/or incomplete information provided during our review of the Company's books and records. Further, in connection with our rendering services to you, we undertake no responsibility for any liabilities to taxing authorities and/or other creditors of the Company. BBK shall put forth commercially reasonable efforts in rendering professional services to the Company, but we cannot guarantee the projected results of the Company's future financial operations.

     The Company shall maintain adequate officers liability insurance for the protection of officers, including Peter Pappas and/or any BBK Professionals who may serve as an officer of the Company, against acts arising from their duties as an officer for which they become personally liable and are not compensated by the Company pursuant to any other indemnification provision.

     In addition to the consideration herein described and in order to induce BBK to enter into this engagement with the Company, the Company hereby agrees to indemnify, protect, defend and hold Peter Pappas, any other BBK employee designated as an officer of the Company, BBK, as well as BBK's partners, principals, officers, shareholder, managers, advisors and other agents and their respective partners, trustees, beneficiaries, employees, and any successor or assign of any of the foregoing (individually and collectively, the "Indemnified Parties") harmless from and against any and all liabilities, demands, actions, causes of action, suits, claims, alleged claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees, court costs and litigation expenses) (excluding consequential damages) suffered or incurred by any of the Indemnified Parties as a result of (i) this engagement, (ii) any act or omission on the part of the Company (or any officer, director, shareholder, employee, agent or representative thereof), (iii) any personal injury and/or property damage caused by the Company (or any officer, director, shareholder, employee, agent or representative thereof), and (iv) any breach by the Company of any obligation herein stated. Provided, however, the Company shall have no obligation hereunder for the gross negligence and/or willful misconduct, as determined by final judgment of a court of competent jurisdiction, of any Indemnified Party. Notwithstanding any other provision of this Letter to the contrary, the indemnity granted by Company under this paragraph shall survive the expiration or termination of this Letter and the engagement herein described.

     BBK's services will be provided to you at the following rates:

          B. N. Bahadur                      $350.00 per hour
          Peter Pappas                       $295.00 per hour
          Tim Skillman                       $295.00 per hour
          Other Principals                   $295.00 per hour
          Keith Francis or Kris Andrews      $250.00 per hour
          Other Managers                     $250.00 per hour
          Senior Consultants                 $220.00 per hour
          Consultants                        $170.00 per hour
          Analysts                           $125.00 per hour
          Para-Professional Staff            $70.00 per hour
          Mileage                            $0.31 per mile

     It is our normal practice to submit billings for our services on a weekly basis, which are payable upon presentation. Our fees are accumulated based on the number of hours incurred multiplied by the hourly rate assigned to the persons performing the services, plus necessary out-of-pocket expenses. We require a retainer in the amount of $60,000, which will be applied toward our last and final billing. It is our understanding that the Interim CEO and Interim CFO positions are full-time positions and that the Interim CEO, the Interim CFO and/or other BBK staff assigned to this engagement may return to Detroit once per week at the expense of the Company during the duration of the engagement. We anticipate that this engagement will be completed in not more than six months from the time of its commencement. Of course, if the needs of the Company extend beyond six months, then BBK will use commercially reasonable efforts to meets those needs.

     If the foregoing correctly states the basis of our agreement, please execute both copies of this letter, retaining a copy for your files and returning a copy to our office, together with a check in the amount of $60,000. Again, we appreciate having the opportunity to serve your needs and are prepared to commence this engagement immediately.

Very truly yours,

BBK, LTD.

/s/ Peter Pappas

Peter Pappas


Agreed to and accepted by:

VARI-L COMPANY, INC.


By:  /s/ Joseph H. Kiser                               Date: 8-2-00
     Mr. Joseph H. Kiser, its Chairman of the Board


300 Galleria Officecentre, Suite 103 Southfield, MI 48034 248.356.0800 Fax 248.356.5441